Exhibit 99.1

Armata Pharmaceuticals Announces Development of New Synthetic Phage Candidate Targeting Pseudomonas aeruginosa

Initial clinical emphasis on difficult-to-treat respiratory infections in cystic fibrosis patients

MARINA DEL REY, Calif., September 12, 2019 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (the “Company” or “Armata”), a clinical-stage biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced that the Company has developed a new synthetic phage candidate targeting the pathogen Pseudomonas aeruginosa (also referred to herein as “Pseudomonas” or “P. aeruginosa”) to treat serious respiratory infections, with an emphasis on cystic fibrosis patients. The candidate, known as AP-PA02, is being developed as a replacement for AP-PA01, which was recently featured in the peer-reviewed journal Infection following the successful treatment of a multidrug-resistant Pseudomonas aeruginosa infection in a cystic fibrosis patient. AP-PA02 is comprised of a mixture of complementary bacteriophages that provide improved host range, increased potency and aid in preventing the development of resistance.

“Pseudomonas aeruginosa is consistently recognized as among the most dangerous respiratory pathogens associated with significant impacts on health, quality of life, and economic burden. The problem is further complicated by rising rates of antibiotic resistance. Pseudomonas is particularly problematic for cystic fibrosis patients given that their compromised lung function leads to chronic infections,” said Todd R. Patrick, Chief Executive Officer of Armata. “The successful case study recently published in Infection demonstrates the potential of our proprietary phage-based therapeutic candidates to combat these very difficult-to-treat respiratory infections, and we have leveraged our experience with AP-PA01 to develop a new, multi-phage synthetic and ‘natural’ phage therapeutic candidate, AP-PA02, that we believe will provide more robust killing kinetics. Encouraging results from recent nonclinical work has convinced us to elevate the priority of this product to the lead clinical candidate in our pipeline.”

To identify AP-PA02, Armata screened a diverse panel of hundreds of Pseudomonas isolates from cystic fibrosis patients in the United States and Europe against its proprietary phage library. AP-PA02 demonstrated broad coverage against approximately 90% of tested Pseudomonas isolates, providing strong rationale for expedited development. Manufacturing of clinical trial material is underway at Armata’s production facility in Marina del Rey, California using current Good Manufacturing Practices, to support filing of an Investigational New Drug (“IND”) Application with the U.S. Food and Drug Administration (“FDA”) in the fourth quarter of 2019. In addition, Armata intends to file a clinical trial application with the relevant competent authority in Europe to initiate a clinical trial evaluating safety and tolerability of AP-PA02 in cystic fibrosis patients chronically infected with P. aeruginosa.

“The fact that we have a Pseudomonas product candidate with potential in the United States and Europe is very exciting,” continued Mr. Patrick. “We will expand testing of isolates from around the world, but for now, we are very satisfied with this product candidate to address a majority of medical need in two very important geographical regions and are committed to meeting regulatory and clinical milestones in the coming months.”

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant infections using its proprietary bacteriophage-based technology. The Company is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage-specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to the timing and results of clinical trials, including the anticipated initiation of clinical trials of AP-PA02, the timing of expected pre-IND meetings and IND filings, our ability to expand testing of isolates from around the world and the results of those tests, and our expectations for performance of our therapeutic candidates based on our recent nonclinical work. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to ability of the Company’s lead clinical candidate, AP-PA02, to demonstrate more robust killing kinetics than previous candidates; the Company’s ability to expedite development of AP-PA02; the Company’s ability to file an IND with the FDA for AP-PA02 during the fourth quarter of 2019; the Company's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; the Company's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; the Company's expected market opportunity for its products; and the Company's ability to sufficiently fund its operations as expected.

Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2019, as amended, Armata's Annual Report on Form 10-K, filed with the SEC on March 25, 2019, and Armata's Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2019 and May 6, 2019. Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At the Company:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

(858) 800-2492

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569